Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Meredith Payette
312-517-6460	312-517-6216
ir@gogoair.com	pr@gogoair.com

Gogo Announces Second Quarter 2017 Financial Results

•	Record quarterly revenue of $173 million, up 17% from prior year

•	2Ku now installed on 248 aircraft with nine airlines globally

•	Reaffirms 2017 2Ku installation guidance of 450 to 550 aircraft

CHICAGO, August 7, 2017 – Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced its financial results for the quarter ended June 30, 2017.

Second Quarter 2017 Consolidated Financial Results

•	Revenue increased to $172.8 million, up 17% from Q2 2016. Service revenue increased to $154.1 million, up 21% from Q2 2016, on a 9% increase in commercial aircraft online to 3,109, a 17% increase in ATG business aircraft online to 4,453, and increased customer usage across all segments.

•	Net loss increased to $44.2 million, a 10% increase from Q2 2016, and Adjusted EBITDA(1) decreased to $9.9 million, down 31% from Q2 2016. Both net loss and Adjusted EBITDA in Q2 2017 included $14.0 million in increased costs related to the launch of 2Ku service for new and existing airline partners, OEM 2Ku programs, and costs associated with the development of Gogo’s next generation ATG solution.

•	Capital expenditures increased to $74.1 million from $47.6 million in Q2 2016. Cash CapEx(1) increased to $65.6 million from $39.8 million in Q2 2016 due to an increase in success-based airborne equipment purchases in advance of heavy 2Ku installations in the second half of 2017.

“We launched 2Ku service on five new airlines in the quarter and are on plan to meet our targeted increase in installations during the second half of the year,” said Michael Small, Gogo’s President and CEO. “While these installs require up-front investment, they will all produce positive returns in the future.”

“Our planned increase in investments in the second quarter lay the foundation for future growth in revenue and profitability,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “We expect Adjusted EBITDA to increase substantially in the second half of 2017 and into 2018, and we are on track to generate positive free cash flow in 2019.”

Second Quarter 2017 Business Segment Financial Results

Commercial Aviation—North America (CA-NA)

CA-NA connectivity take rate rose more than 20% in the quarter, increasing ARPA to more than $141,000 on an annualized basis.

•	Aircraft online reached 2,791, up 195 aircraft from Q2 2016. As of June 30, 2017, CA-NA had approximately 740 aircraft awarded for installation or conversion to 2Ku, 60 of which are net new aircraft.

•	Total revenue increased to $101.0 million, up 9% from Q2 2016, primarily driven by higher aircraft online.

•	Segment profit decreased to $16.2 million, down 13% from Q2 2016, primarily due to costs associated with launching 2Ku service and the development of its next generation ATG solution. Segment profit as a percentage of segment revenue was 16% in Q2 2017, down from 20% in Q2 2016.

Commercial Aviation—Rest of World (CA-ROW)

CA-ROW revenue doubled year-over-year for the second consecutive quarter and ARPA grew 56% to more than $226,000 on an annualized basis as passenger demand continued to grow.

•	Aircraft online reached 318, up 69 aircraft from Q2 2016. CA-ROW had approximately 620 net new 2Ku awarded but not yet installed aircraft as of June 30, 2017.

•	Total revenue increased to $14.1 million, up 145% from Q2 2016, driven primarily by higher ARPA and an increase in aircraft online.

•	Segment loss increased to $31.4 million from $23.3 million in Q2 2016, as a result of launching 2Ku service on several new airline partners and advancing OEM programs.

Business Aviation (BA)

BA service revenue grew 30% with segment profit increasing 33% and segment profit margin expanding to 44%. This growth demonstrates the continued strong demand for Gogo’s ATG systems and services in the large and growing market opportunity of more than 20,000 North American business and turboprop aircraft.

•	Service revenue increased to $42.2 million, up 30% from Q2 2016, driven primarily by a 17% increase in ATG systems online and a 14% increase in average monthly service revenue per ATG unit online.

•	Equipment revenue decreased to $15.6 million, down $1.1 million from Q2 2016.

•	Total segment revenue increased to $57.8 million, up 18% from Q2 2016.

•	Segment profit increased to $25.2 million, up 33% from Q2 2016. Segment profit as a percentage of segment revenue was 44% in Q2 2017, up from 39% in Q2 2016, on an increased mix of higher margin service revenue and lower engineering, design and development expenses.

Recent Developments

•	Launched 2Ku service on five airlines: Air Canada Rouge, British Airways, JTA, Virgin Atlantic, and Virgin Australia.

•	The first OEM installation of 2Ku on an Airbus A350 has been completed and is ready for delivery to Delta.

•	Next generation ATG achieved speeds of 134Mbps in the lab and remains on track for its expected deployment in 2018, and Gogo introduced a new satellite modem capable of delivering more than 16 times the throughput of the existing satellite modem.

•	BA launched its connected aircraft services platform, introduced new Smart Cabin Services (SCS) and partnered with Rockwell Collins to deliver real-time moving maps for its customers via the newly launched platform.

Business Outlook

Gogo reaffirms all 2017 and long-term guidance previously provided in the fourth quarter 2016 earnings press release. The Company expects:

•	2017 2Ku installations of 450 to 550 aircraft, including approximately 150 in CA-ROW.

•	Total revenue at the high end of guidance range of $670 million to $695 million.

•	Adjusted EBITDA at the low end of guidance range of $60 million to $75 million, as a result of investments in launching 2Ku service for new and existing airline partners, OEM programs, and development of Gogo’s next generation ATG solution. Adjusted EBITDA is expected to increase substantially in the second half of 2017 and in 2018.

•	Gross capital expenditures of $290 million to $330 million and Cash CapEx of $230 million to $260 million, of which approximately 70% is related to success-based airborne equipment purchases.

(1)	See Non-GAAP Financial Measures below

Conference Call

The second quarter conference call will be held on August 7th, 2017 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 54679937.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Cash CapEx in the supplemental tables below. Management uses Adjusted EBITDA and Cash CapEx for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA and Cash CapEx are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance with Adjusted EBITDA or liquidity with Cash CapEx, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CapEx in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2017 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, we are not able to provide a reconciliation for the forecasted range of Adjusted EBITDA due to variability in the timing of aircraft installations and deinstallations impacting depreciation expense and amortization of deferred airborne leasing proceeds.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners or any failure to renew any existing agreements upon expiration or termination; the failure to maintain airline satisfaction with our equipment or our service; any inability to timely and efficiently deploy our 2Ku service or develop and deploy our next-generation ATG solution or other components of our technology roadmap for any reason, including regulatory delays or failures, or delays on the part of any of our suppliers, some of whom are single source, or the failure by our airline partners to roll out equipment upgrades, new services or adopt new technologies in order to support increased network capacity demands; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services such as Gogo Vision and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to certify and install our equipment and deliver our products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-ROW segment; contract changes and implementation issues resulting from decisions by airlines to transition from the retail model to the airline directed model; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; any negative outcome or effects of future litigation; our substantial indebtedness; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry, including changes or developments affecting the ability of passengers or airlines to use our in-flight connectivity services, including the recent U.S. and U.K. bans on the use of certain personal devices such as laptops and tablets on certain aircraft flying certain routes; a future act or threat of terrorism, cyber-security attack or other events that could result in adverse regulatory changes or developments as referenced above, or otherwise adversely affect our business and industry; our ability to attract and retain qualified employees, including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable; our ability to successfully implement our new enterprise resource planning system and other improvements to systems and procedures needed to support our growth.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on February 27, 2017and in our quarterly report on Form 10-Q for the quarter ended March 31, 2017 as filed with the SEC on May 4, 2017.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the in-flight internet company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

You can find Gogo’s products and services on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, IL with additional facilities in Broomfield, CO and locations across the globe. Connect with us at gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Service revenue	$154,076	$127,587	$300,571	$246,307
Equipment revenue	18,724	19,952	37,635	42,978

Total revenue	172,800	147,539	338,206	289,285

Operating expenses:
Cost of service revenue (exclusive of items shown below)	69,127	53,396	133,940	108,250
Cost of equipment revenue (exclusive of items shown below)	14,649	12,477	26,297	26,225
Engineering, design and development	35,685	24,718	71,949	46,366
Sales and marketing	16,564	16,750	30,959	31,492
General and administrative	23,549	22,388	46,098	43,377
Depreciation and amortization	30,562	24,906	60,997	49,263

Total operating expenses	190,136	154,635	370,240	304,973

Operating loss	(17,336)	(7,096)	(32,034)	(15,688)

Other (income) expense:
Interest income	(771)	(166)	(1,316)	(212)
Interest expense	27,226	17,557	54,169	33,853
Loss on extinguishment of debt	—	15,406	—	15,406
Adjustment of deferred financing costs	—	77	—	(792)
Other (income) expense	56	3	94	(171)

Total other expense	26,511	32,877	52,947	48,084

Loss before income taxes	(43,847)	(39,973)	(84,981)	(63,772)
Income tax provision	362	221	595	528

Net loss	$(44,209)	$(40,194)	$(85,576)	$(64,300)

Net loss attributable to common stock per share—basic and diluted	$(0.56)	$(0.51)	$(1.08)	$(0.82)

Weighted average number of shares—basic and diluted	79,334	78,849	79,237	78,793

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$96,416	$117,302
Short-term investments	283,241	338,477

Total cash, cash equivalents and short-term investments	379,657	455,779
Accounts receivable, net of allowances of $657 and $499, respectively	87,097	73,743
Inventories	52,041	50,266
Prepaid expenses and other current assets	20,870	24,942

Total current assets	539,665	604,730

Non-current assets:
Property and equipment, net	583,245	519,810
Intangible assets, net	90,296	85,175
Goodwill	620	620
Long-term restricted cash	6,873	7,773
Other non-current assets	56,557	28,088

Total non-current assets	737,591	641,466

Total assets	$1,277,256	$1,246,196

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$29,471	$31,689
Accrued liabilities	148,569	132,055
Accrued airline revenue share	15,504	15,521
Deferred revenue	36,817	32,722
Deferred airborne lease incentives	35,342	36,277
Current portion of long-term debt and capital leases	2,613	2,799

Total current liabilities	268,316	251,063

Non-current liabilities:
Long-term debt	880,371	800,715
Deferred airborne lease incentives	117,459	135,879
Deferred tax liabilities	8,791	8,264
Other non-current liabilities	118,833	90,668

Total non-current liabilities	1,125,454	1,035,526

Total liabilities	1,393,770	1,286,589

Commitments and contingencies (Note 11)	—	—
Stockholders’ deficit
Common stock	9	9
Additional paid-in-capital	888,100	879,135
Accumulated other comprehensive loss	(1,673)	(2,163)
Accumulated deficit	(1,002,950)	(917,374)

Total stockholders’ deficit	(116,514)	(40,393)

Total liabilities and stockholders’ deficit	$1,277,256	$1,246,196

See the Notes to Unaudited Condensed Consolidated Financial Statements

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended June 30,
	2017	2016
Operating activities:
Net loss	$(85,576)	$(64,300)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	60,997	49,263
Loss on asset disposals/abandonments	3,477	924
Deferred income taxes	527	420
Stock-based compensation expense	9,724	7,986
Loss of extinguishment of debt	—	15,406
Amortization of deferred financing costs	1,799	2,163
Accretion and amortization of debt discount and premium	9,142	8,508
Adjustment of deferred financing costs	—	(792)
Changes in operating assets and liabilities:
Accounts receivable	(13,316)	4,409
Inventories	(1,775)	(4,155)
Prepaid expenses and other current assets	4,468	(12,428)
Accounts payable	1,444	(1,598)
Accrued liabilities	2,830	(2,873)
Deferred airborne lease incentives	6,374	8,374
Deferred revenue	5,024	14,235
Deferred rent	103	443
Accrued airline revenue share	(27)	1,005
Accrued interest	963	3,012
Other non-current assets and liabilities	(3,790)	(5,641)

Net cash used in operating activities	2,388	24,361

Investing activities:
Proceeds from the sale of property and equipment	—	1
Purchases of property and equipment	(128,892)	(71,048)
Acquisition of intangible assets—capitalized software	(16,851)	(13,993)
Purchases of short-term investments	(193,845)	(259,068)
Redemptions of short-term investments	249,081	99,886
(Decrease) increase in restricted cash	500	(14)

Net cash used in investing activities	(90,007)	(244,236)

Financing activities:
Proceeds from the issuance of senior secured notes	70,200	525,000
Payments on amended and restated credit agreement	—	(310,132)
Payment of issuance costs	(1,485)	(10,610)
Payments on capital leases	(1,540)	(1,218)
Stock-based compensation activity	(759)	(346)

Net cash provided by financing activities	66,416	202,694

Effect of exchange rate changes on cash	317	(233)
Decrease in cash and cash equivalents	(20,886)	(17,414)
Cash and cash equivalents at beginning of period	117,302	147,342

Cash and cash equivalents at end of period	$96,416	$129,928

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months Ended June 30,		For the Six Months Ended June 30
	2017	2016	2017	2016
Aircraft online (at period end)	2,791	2,596	2,791	2,596
Aircraft equivalents (average during the period)	2,816	2,622	2,794	2,567
Average monthly service revenue per aircraft equivalent (ARPA)	$11,784	$11,483	$11,789	$11,314
Gross passenger opportunity (GPO) (in thousands)	108,480	100,458	204,088	190,461
Total average revenue per session (ARPS)	$10.86	$12.94	$11.01	$12.99
Connectivity take rate	7.7%	6.3%	8.0%	6.4%

Commercial Aviation Rest of World

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Aircraft online (at period end)	318	249	318	249
Aircraft equivalents (average during the period)	247	196	227	186
ARPA	$18,872	$12,065	$17,932	$11,851

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under a contract are assigned to CA-ROW.

•	Aircraft equivalents. We define aircraft equivalents for a segment as the total number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown by such aircraft within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month end figures for each month in the period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online.

•	Average monthly service revenue per aircraft equivalent (“ARPA”). We define ARPA for a segment as the aggregate service revenue plus monthly service fees, some of which are reported as a reduction to cost of service revenue for that segment for the period divided by the number of months in the period, and further divided by the number of aircraft equivalents (as defined above) for that segment during the period.

•	Gross passenger opportunity (“GPO”). We define GPO as the aggregate number of passengers who board commercial aircraft on which Gogo service has been available at any time during the period presented. When actual passenger counts are available directly from our airline partners, we aggregate such counts across flights on Gogo-equipped aircraft. When not available directly from our airline partners, we estimate GPO. Estimated GPO is calculated by first estimating the number of flights occurring on each Gogo-equipped aircraft, then multiplying by the number of seats on that aircraft, and finally multiplying by a seat factor that is determined from historical information provided to us in arrears by our airline partners. The estimated number of flights is derived from real-time flight information provided to our front-end systems by Air Radio Inc. (ARINC), direct airline feeds and supplementary third-party data sources. These aircraft-level estimates are then aggregated with any available airline-provided passenger counts to obtain total GPO.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Passenger Connectivity, excluding non-session related revenue, divided by the total number of sessions during the period. A session, or a “use” of Passenger Connectivity, is defined as the use by a unique passenger of Passenger Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives for unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was not material.

Business Aviation
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Aircraft online (at period end)
Satellite	5,464	5,458	5,464	5,458
ATG	4,453	3,795	4,453	3,795
Average monthly service revenue per aircraft online
Satellite	$236	$226	$230	$220
ATG	2,872	2,529	2,835	2,514
Units Sold
Satellite	99	108	187	241
ATG	197	191	386	393
Average equipment revenue per unit sold (in thousands)
Satellite	$42	$44	$44	$43
ATG	52	57	54	58

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period. In the three and six months ended June 30, 2017, we recognized revenue on 3 Gogo Biz 4G units that were previously deferred.

•	Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•	Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended June 30, 2017
	CA-NA	CA-ROW	BA
Service revenue	$98,679	$13,188	$42,209
Equipment revenue	2,272	885	15,567

Total revenue	$100,951	$14,073	$57,776

Segment profit (loss)	$16,191	$(31,403)	$25,202

	For the Three Months Ended June 30, 2016
	CA-NA	CA-ROW	BA
Service revenue	$89,808	$5,376	$32,403
Equipment revenue	2,879	368	16,705

Total revenue	$92,687	$5,744	$49,108

Segment profit (loss)	$18,641	$(23,300)	$19,016

	For the Six Months Ended June 30, 2017
	CA-NA	CA-ROW	BA
Service revenue	$195,824	$22,556	$82,191
Equipment revenue	3,943	1,803	31,889

Total revenue	$199,767	$24,359	$114,080

Segment profit (loss)	$27,350	$(57,958)	$51,317

	For the Six Months Ended June 30, 2016
	CA-NA	CA-ROW	BA
Service revenue	$173,217	$9,978	$63,112
Equipment revenue	6,517	371	36,090

Total revenue	$179,734	$10,349	$99,202

Segment profit (loss)	$32,457	$(43,021)	$39,240

(1)	Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash charges (including amortization of deferred airborne lease incentives and stock compensation expense) and other income (expense).

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended June 30,
	2017	2016
CA-NA	$37,954	$33,797
BA	9,877	8,898
CA-ROW	21,296	10,701

Total	$69,127	$53,396

	For the Six Months Ended June 30,
	2017	2016

CA-NA	$74,701	$70,371
BA	19,386	17,317
CA-ROW	39,853	20,562

Total	$133,940	$108,250

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended June 30,
	2017	2016
CA-NA	$3,214	$2,862
BA	10,600	9,365
CA-ROW	835	250

Total	$14,649	$12,477

	For the Six Months Ended June 30,
	2017	2016
CA-NA	$4,581	$6,809
BA	20,237	19,166
CA-ROW	1,479	250

Total	$26,297	$26,225

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(44,209)	$(40,194)	$(85,576)	$(64,300)
Interest expense	27,226	17,557	54,169	33,853
Interest income	(771)	(166)	(1,316)	(212)
Income tax provision	362	221	595	528
Depreciation and amortization	30,562	24,906	60,997	49,263

EBITDA	13,170	2,324	28,869	19,132
Stock-based compensation expense	5,394	3,788	9,724	7,986
Amortization of deferred airborne lease incentives	(8,630)	(7,241)	(17,978)	(12,885)
Loss on extinguishment of debt	—	15,406	—	15,406
Adjustment of deferred financing costs	—	77	—	(792)

Adjusted EBITDA	$9,934	$14,354	$20,615	$28,847

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(74,135)	$(47,615)	$(145,743)	$(85,041)
Change in deferred airborne lease incentives (2)	(111)	683	3,505	8,344
Amortization of deferred airborne lease incentives (2)	8,608	7,175	17,917	12,761

Cash CAPEX	$(65,638)	$(39,757)	$(124,321)	$(63,936)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives and related amortization associated with STCs for the three and six month periods ended June 30, 2017 and 2016 as STC costs are expensed as incurred as part of Engineering, Design and Development.

	For the Year Ending December 31, 2017
	Low	High
Cash CapEx Guidance:
Consolidated capital expenditures (GAAP)	$(290,000)	$(330,000)
Deferred airborne lease incentives	60,000	70,000

Cash CapEx	$(230,000)	$(260,000)

(3)	See unaudited condensed consolidated statements of cash flows.
(4)	Excludes deferred airborne lease incentives and related amortization associated with STCs for the three month periods ended June 30, 2017 and 2016 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives (iii) loss on extinguishment of debt and (iv) adjustment of deferred financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 14, “Business Segments and Major Customers,” for a description of segment profit (loss) in our unaudited condensed consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America and Rest of World” in our 2016 10-K for a discussion of the accounting treatment of deferred airborne lease incentives.

We believe it is useful to an understanding of our operating performance to exclude the loss on extinguishment of debt and adjustment of deferred financing costs from Adjusted EBITDA because of the non-recurring nature of these charges.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines and incentives paid to us by landlords under certain facilities leases. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.